Exhibit 10.6

[English Summary of Original Hebrew Agreement]

The following is a summary of the terms of material provisions of the Credit Agreement Framework (the "Agreement") entered into on July 5, 2021 and amended on March 8, 2022 between Bank Leumi Le-Israel B.M. (the "Lender") and Enlight Renewable Energy Ltd. (the "Company").

•	Dates of agreement: Valid from July 5, 2021 to January 5, 2023.

•	Scope of available credit: Company may request up to NIS 150M / USD 45.8M.

•	Credit requests: Funding will be transferred within two business days of a request by the Company.

•	Repayment terms:

-	Annual interest rate on outstanding credit amount is one of the following (at the Company's election): (1) variable rate equal to prime rate plus 0.4%, (2) fixed rate equal to linked government bonds rate plus 1.8% or (3) variable rate equal to LIBOR plus 2.05%.

-	Outstanding interest due to be paid quarterly.

-	Company repayment of principal amount required in one payment 60 month after the funding day.

-	Early repayment of any outstanding credit amount is permitted.

•	Securities and obligations:

-	Company required on quarterly basis to provide Lender with published financial results and report on compliance with agreement covenants.

-	Lender may transfer its rights under the agreement to certain entities defined in the agreement.

-	Company pledges to maintain rating of at least Baa3.il.

-	Negative pledge required on some of the Company's assets and on the assets of Company subsidiaries regarding any credit or receipts received by such subsidiaries under the Agreement, according to terms defined in the Agreement.

•	Company covenants:

-	Maintain minimum equity, as presented in the Company's financial results, of NIS 1.25 billion (the "Minimum Equity Covenant").

-	Debt to capital ratio will not exceed 65% during any two consecutive quarters (the "Debt to Capital Covenant").

-	Debt to EBITDA ratio will not exceed 15 during any two consecutive quarters (the "Debt to EBITDA Covenant").

-	Capital to balance sheet ratio in the Company's non-consolidated financial results will not be less than 25% during any two consecutive quarters (the "Capital to Balance Sheet Covenant").

•	Limitations on dividend distributions:

-	Company permitted to distribute dividends only if in compliance with the Minimum Equity Covenant, Debt to Capital Covenant and Debt to EBITDA Covenant.

-	In addition, the Capital to Balance Sheet Covenant must not have be less than 28% during any two consecutive quarters.

-	There must have been no event requiring immediate repayment of outstanding credit amounts.

-	Dividend payments must not exceed 70% of the net profit of the Company in the calendar year preceding the distribution.

•	Commissions:

-	0.2% of the total scope of available credit will be paid by July 12, 2021.

-	0.4% of the unused credit on an annual basis during credit availability, in accordance with the terms provided in the agreement.

•	Immediate repayment of outstanding credit amounts: The Company is subject to immediate repayment, at the option of the lender, of outstanding credit amounts in the event of non-compliance with financial covenants, violation of any other obligations in the Agreement or appearance on a sanctions list maintained by the United Nations, United States, European Union or Israel.

•	Breaches of the Agreement and obligation to notify Lender of breaches of the Agreement: Lender must be notified of breaches of the Agreement by the Company, which include non-compliance with financial covenants or violation of any other obligations in the Agreement.

•	Remedies in the event of violation of the Agreement: In the event of violation of the Agreement by the Company, remedies available to the Lender include:

-	Immediate repayment (as detailed above);

-	Interest rate increases of 0.25% for each breach of the Agreement, and interest rate increases of 0.50%, 0.75% and 1.00% for each level decline in the Company's rating (with a cumulative maximum interest rate increase as a result of such breaches and/or declines in the Company's rating equal to 1.25%); and

-	Other remedies according to the law.

In addition to the above, the Agreement includes a number of standard and other terms and conditions not summarized above, including various representations and declarations; a pledge of non-repayment of loans provided to the Company by certain interested parties/shareholders; various conditions precedent; and the obligation to notify Lender in the event of certain Company legal proceedings.